Exhibit 99.2

Granite Broadcasting Corporation Reaches Agreement in Principle On New Senior Credit Facility

New York, New York — July 3, 2006 —  Granite Broadcasting Corporation (OTC Bulletin Board: GBTVK) announced today that it has reached agreement in principle on a new senior credit facility (the “Facility”). The Facility, which the Company anticipates will close and fund early this week, provides for two secured loans: a $40 million Tranche A Term Loan and a Convertible Tranche B Term Loan for $30 million. The Tranche Loan B would be convertible, in the aggregate, into 200,000 shares of the Company’s 12.75% Cumulative Exchangeable Preferred Stock. Both term loans would mature on December 1, 2006. Approximately $19.9 million of the proceeds from the Tranche Loan B are to be used to pay interest on the Company’s 9-3/4% Senior Secured Notes that was due June 1, 2006. In connection with the Facility, the Indenture governing the 9-3/4% Senior Secured Notes is to be amended. Closing of the Facility is conditioned upon execution of definitive documents and reaching agreement with the Indenture Trustee.

The Company’s previously announced proposed sales of its San Francisco and Detroit stations have not closed. Proceeds from these sales were to be used to fund the Company’s previously announced proposed purchase of WBNG, Channel 12, the CBS-affiliated television station serving Binghamton and Elmira, New York. Subject to satisfaction of certain conditions, the Facility will permit proceeds from Tranche Loan A to be drawn and used, if necessary, to fund the WBNG acquisition if the sales of the San Francisco and Detroit stations have not previously closed. A portion of the remaining proceeds of the Tranche B Loan may be used to pay part of the WBNG purchase price, if necessary.

The Company expects to continue working with its strategic advisors, Houlihan Lokey Howard & Zukin, to evaluate the alternatives that will enable the Company to move forward with its strategic plans.

In the event that the Company is unable to close the Facility and pay the June 1, 2006 interest payment on the Notes, the grace period for which has expired, it may be forced to seek protection under Chapter 11 of the Bankruptcy Code in the immediate future.

Granite Broadcasting Corporation owns and operates, or provides programming, sales and other services to 21 channels in the following 8 markets: San Francisco, California; Detroit, Michigan; Buffalo, New York; Fresno, California; Syracuse, New York; Fort Wayne, Indiana; Peoria, Illinois; and Duluth, Minnesota-Superior, Wisconsin. The Company’s channel group includes affiliates of NBC, CBS, ABC, CW and My Network TV, and reaches approximately 6% of all U.S. television households.

Any statements that are included or incorporated by reference in this press release or that are otherwise attributable to Granite Broadcasting or persons acting on behalf of Granite Broadcasting, other than statements of historical fact, which address activities, events or developments that Granite Broadcasting expects or anticipates will or may occur in the future, including, without limitation, statements regarding expected financial performance; future capital expenditures; projected revenue growth or synergies resulting from acquisitions and other transactions; anticipated completion of sales of assets under contracts of sale; efforts to control or reduce costs; contingent liabilities; restructuring certain programming obligations; financing and restructuring efforts; expected competition; use of digital spectrum; and business strategy, are “forward-looking statements”—that is, statements related to future, not past, events that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “believe”, “project”, “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Although we believe such statements are based on reasonable assumptions, actual outcomes and results may differ materially from those projected. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, changes in Federal regulation of broadcasting, including changes in Federal communications laws or regulations; local regulatory actions and conditions in the areas in which our stations operate; competition in the broadcast television markets we serve; our ability to obtain quality programming for our television stations; successful integration of television stations we acquire; pricing fluctuations in local and national advertising; changes in national and regional economies; changes in advertising trends and our advertisers’ financial condition; volatility in programming costs, industry consolidation, technological developments, and major world events; and those factors described in our most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. We undertake no obligation to update forward-looking statements, whether as a result of new information, future developments or otherwise, and disclaim any obligation to do so.

CONTACT: Press Contact - W. Don Cornwell, or Analyst Contact - Larry Wills, +1-212-826-2530